CONSENT OF AMEC AMERICAS LIMITED

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2006 (the “Annual Report”) of Cumberland Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading “Narrative Description of Business -- Meadowbank Gold Project, Nunavut Territory, Canada” in the Company’s Annual Information Form for the year ended December 31, 2006 which is included as part of the Annual Report, and to all other references to our name included or incorporated by reference in the Annual Report, and we further consent to the reliance in the Annual Report on our independent technical reports entitled “Meadowbank Resource Estimate” dated January 29, 2004,  and “Meadowbank Gold Project, Nunavut Technical Report”, dated March 31, 2005 which the Company used, or directly quoted from, in preparing summaries concerning the Meadowbank Gold Project, which appear in such Annual Report.

AMEC Americas Limited

By: /s/ Steve Toevs
Name: Steve Toevs
Title: Vice President, Finance

March 29, 2007